Exhibit 2

Joint Filing Agreement

In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of a statement on Schedule 13G (including all amendments thereto) (the “Statement”) with respect to the Ordinary Shares per value HUF 100, of Magyar Távközlési Rt., and further agree that this Joint Filing Agreement be included as an exhibit to such Statement.  In evidence whereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of this 14th day of February 2003.

MAGYARCOM HOLDING GMBH

By:	/s/ ppa. Siegfried Pleiner
Name: Siegfried Pleiner
Title: Managing Director

By:	/s/ ppa. Joachim Peckert
Name: Joachim Peckert
Title: Managing Director

DEUTSCHE TELEKOM AG

By:	/s/ ppa. Kevin Copp
Name: Kevin Copp
Title: Legal Counsel

By:	/s/ ppa. Martin-E. Auer
Name: Martin-E. Auer
Title: Legal Counsel